Exhibit 6.13

EXECUTION COPY

Materials Study – Set A (MSSA) Program

Statement of Work (SOW)

Directed To:

EarthTech International, Incorporated

August 16, 2018

EXECUTION COPY

Table of Contents

Introduction/Background	2

Scope of Work	2

Period of Performance	2

Place of Performance	2

Work Requirements	2

Schedule/Milestones	3

Acceptance Criteria	3

Other Requirements	3

1

EXECUTION COPY

Introduction/Background

The emergence of exotic materials has introduced the possibility of expanding the role of structural materials to other operational functions such as sensors and propulsion. There is anecdotal evidence that these materials could provide other functions that fundamentally change the design approach for vehicles, including cars, trucks, aircraft, and spacecraft as well as provide insight into their source. A first step in this journey is experimental work to assess recovered materials for unusual properties.

To The Stars Academy (TTSA) seeks to outsource to EarthTech International, Incorporated (ETI) all analysis and experiments for the Materials Analysis – Set A (MSSA) program that form the first step of a larger technology development program to analyze the properties of potentially exotic materials.

Scope of Work

The scope of work for the MSSA effort includes all planning, execution, analysis, and experimentation to establish the properties of specific materials. ETI will be responsible for the execution of all tasks. Specific deliverables and milestones will be listed in the Work Requirements and Schedules and Milestones sections of this SOW.

Period of Performance

The total period of performance for the MAP efforts is 10 weeks months, beginning on August 16, 2018 through October 25, 2018. All work must be scheduled to complete within this timeframe. Any modifications or extensions will be requested through TTSA and ETI contracting officers for review and discussion.

Place of Performance

ETI will perform the work at its own facility or a subcontracted facility as required. ETI will be required to hold a brief video-teleconference once per week (day and time TBD) for a weekly status meeting. Additionally, all major reviews will be held at ETI’s facility. ETI will provide and arrange for meeting spaces within its facility for all required meetings.

Work Requirements

As part of the Materials Assessment Project, ETI will be responsible for performing all tasks. The following is a list of tasks which will result in the successful completion of this project:

Task 1 – Internal Testing:

-	ETI will analyze the received materials using in-house capabilities
-	ETI will present written status at weekly meeting

Task 2 – Subcontract Testing:

-	ETI will subcontract further materials testing as required
-	ETI will present written status at weekly meeting

Task 3 – Analysis Effort:

-	ETI will perform analysis of the internal and subcontracted materials test results
-	ETI will present written status at weekly meeting

2

 EXECUTION COPY

Task 4 – Next Steps Definition:

-	ETI will develop draft plans for future analysis and testing work
-	ETI will present written status at weekly meeting

Task 5 – Final Report:

-	ETI will create a final report presenting the approach, methods, procedures, results, findings, and recommendations as noted in Tasks 1-4

Schedule/Milestones

The below list consists of the initial milestones identified for the Materials Assessment Project:

RFP/SOW Release	August 17, 2018
Response Due	10 working days after RFP release
BELS Plan Review/Kickoff	TBD
Project Completion Review	TBD
Project Closure	TBD

Acceptance Criteria

For the Materials Assessment Project, the acceptance of all deliverables will reside with TTSA’s Aerospace Division Director. The Aerospace Division Director will maintain a small team of advisors in order to ensure the completeness of each stage of the project and that the scope of work has been met. Once a project task is completed and ETI provides their report for review and approval, the Aerospace Division Director will either sign off on the approval or reply to ETI, in writing, advising what tasks must still be accomplished.

Once all project tasks have been completed, the project will enter the handoff/closure stage. During this stage of the project, ETI will provide their project report to TTSA’s Aerospace Division Director. The acceptance of this documentation by TTSA’s Aerospace Division Director will acknowledge acceptance of all project deliverables and that ETI has met all assigned tasks.

Any discrepancies involving completion of project tasks or disagreement between TTSA and the ETI will be resolved by executive leaders from each respective company.

Other Requirements

The program funding is capped at $35,000.

TTSA expects only a task-level cost proposal to enable contract award.

Payment Schedule: 50% at contract award, 50% at contract completion.

4

 EXECUTION COPY

Acceptance

Approved by:

/s/ Stephen Justice	Date:	August 16, 2018

Stephen Justice

COO & Aerospace Division Director

5